EXHIBIT 99.1

 Syntax-Brillian Corporation Reports Record Revenue and Earnings for Its First
                    Fiscal Quarter Ended September 30, 2006

        Unit Shipment Volume Reaches All Time High, Gross Margins Improve
              595bp Over June Quarter, and Profitability is Reached

    TEMPE, Ariz.--(BUSINESS WIRE)--Nov. 2, 2006--Syntax-Brillian Corporation (Nasdaq:BRLC), a manufacturer and marketer of LCD and LCoS(TM) HDTVs and digital entertainment products, today announced its financial results for its first fiscal quarter ended September 30, 2006.

    For the quarter ended September 30, 2006, Syntax-Brillian reported record revenue of $87.0 million, up 218% from the year-ago quarter. Net income in accordance with U.S. generally accepted accounting principles, or GAAP, for the first quarter of fiscal 2007 was $3.8 million compared with net loss of $658,000 for the first quarter of fiscal 2006. Diluted net income per share was $0.07 for the first quarter of fiscal 2007 compared with diluted net loss per share of $0.02 for the first quarter of fiscal 2006.

    Results for the first quarter of fiscal 2007 include non-cash compensation charges of $481,000 related to employee stock options, depreciation and amortization expense of $1.0 million, and non-cash interest expense of $2.5 million.

    Adjusted EBITDA (a) for the first quarter of fiscal 2007 was $8.5 million compared with $1.9 million for the first quarter of fiscal 2006.

    The merger of Syntax Groups Corporation and Brillian Corporation was completed on November 30, 2005. As such, the results of operations for the quarter ended September 30, 2005 did not include the operations conducted by Brillian.

    Syntax-Brillian ended the quarter with cash, cash equivalents, and short-term investments of $8.3 million, working capital of $28.1 million, stockholders' equity of $70.7 million, and $12.2 million of long-term debt and redeemable convertible preferred stock, net of discount, including current portion.

    "We are very pleased with the company's performance as we continue to execute to our plan," said Vincent F. Sollitto, Jr., Chairman and CEO of Syntax-Brillian. "Our technology, product, manufacturing, marketing, and distribution activities are beginning to bear fruit as we complete our first year as Syntax-Brillian. The strategic partnerships we have forged this year put us in an excellent position as we enter what promises to be the most exciting quarter in the company's history," he continued.

    Highlights for the quarter ended September 30, 2006

    The highlights and accomplishments for the quarter ended September 30, 2006 include the following:

    -- Record quarterly revenue of $87.0 million, a 218% increase year over year.

    -- All-time record unit shipment volume of approximately 144,000 units represented an increase of 327% year over year.

    -- Improved gross margins in the LCD segment to 20.92% from 18.55% in the prior quarter.

    -- Improved overall gross margins to 18.13% from 12.18% in the previous quarter.

    -- Achieved Adjusted EBITDA and GAAP profitability for the first time since the merger of Syntax and Brillian.

    --  Began nationwide television marketing campaign on ESPN.

    -- Added 8 new retailers and 7 new distributor/installers to the company's sales channels.

    Business Outlook

    Syntax-Brillian also provided the following business outlook for its second quarter of fiscal 2007, ending December 31, 2006, and for the full fiscal year ending June 30, 2007.

    For the quarter ending December 31, 2006, Syntax-Brillian anticipates revenue, excluding the operations of Vivitar, to be in the range of $160 million to $170 million, predominately from sales of LCD TVs, on shipment volumes of 290,000 to 310,000 units. The quarter ending December 31, 2006 will also include approximately two months of revenue from the acquired operations of Vivitar. Consolidated revenue, including the operations of Vivitar is anticipated to be in the range of $178 million to $190 million with consolidated gross margins in the range of 15% to 17%.

    For the full fiscal year ending June 30, 2007, Syntax-Brillian anticipates revenue, excluding the operations of Vivitar, to be in the range of $490 million to $520 million. Consolidated revenue, including Vivitar, is expected to be in the range of $565 million to $605 million with consolidated gross margins in the range of 16% to 18%.

    Syntax-Brillian will host a conference call today, November 2, to discuss its first fiscal quarter financial results and future outlook. The conference call may include forward-looking statements. The call will be Web cast and is scheduled to begin at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The live audio broadcast and replay of the conference call can be accessed on Syntax-Brillian's Web site at www.syntaxbrillian.com under the Investor Relations section. Syntax-Brillian will maintain an audio replay of this conference call on its Web site through December 31, 2006. No other audio replay will be available.

    About Syntax-Brillian Corporation

    Syntax-Brillian (www.syntaxbrillian.com) is one of the world's leading manufacturers and marketers of LCD and LCoS(TM) HDTVs and digital entertainment products. The company's lead products include its Olevia (www.olevia.com) brand of widescreen HDTV-ready LCD TVs -- one of the fastest growing global TV brands -- and its next generation Gen II LCoS(TM) 720p and 1080p rear-projection HDTVs for the high-end video/audio market. Syntax-Brillian's global supply chain, Asian operations, and North American sales channels position the company as a market leader in consumer and high-end HDTV and digital entertainment products.

    Brillian, UltraContrast, and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.

    Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding the future operating results of the company, including expectations regarding revenue and shipment volumes for the second quarter ending December 31, 2006 and the full fiscal year ending June 30, 2007. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (i) changes in markets for the company's products; (ii) changes in the market for customer's products; (iii) the failure of the company's products to deliver commercially acceptable performance; (iv) the ability of the company's management, individually or collectively, to guide the company in a successful manner; and (v) other risks as detailed in Syntax-Brillian's annual report on Form 10-K for the year ended June 30, 2006.



                     SYNTAX-BRILLIAN CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
               (in thousands, except per share amounts)

                                                      Three Months
                                                   Ended September 30,
                                                   -------------------
                                                     2006      2005
                                                   ---------  --------


Total net sales                                   $  87,020  $ 27,357

Cost of Sales                                        71,244    21,739
                                                   ---------  --------
     Gross profit                                    15,776     5,618


Operating expenses:
  Selling, distribution, and marketing                3,131       937
  General and administrative                          4,206     5,126
  Research and development                            1,401         -
                                                   ---------  --------
     Total operating expenses                         8,738     6,063

                                                   ---------  --------
    Operating income (loss)                           7,038      (445)

  Interest and other, net                            (3,230)     (292)

                                                   ---------  --------
Net income (loss) before income taxes                 3,808      (737)

Income tax benefit                                        -        79

                                                   ---------  --------
Net income (loss)                                 $   3,808  $   (658)
                                                   =========  ========

Net loss per common share:
  Basic                                           $    0.08  $  (0.02)
                                                   =========  ========
  Diluted                                         $    0.07  $  (0.02)
                                                   =========  ========

Weighted Average Number of Common Shares:
  Basic                                              49,172    30,462
                                                   =========  ========
  Diluted                                            54,775    30,462
                                                   =========  ========




                     SYNTAX-BRILLIAN CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                                                September 30, June 30,
                                                    2006        2006
                                                ------------- --------
ASSETS                                           (unaudited)
-----------------------------------------------

Current Assets:
  Cash and cash equivalents                    $       8,266 $  7,375
  Accounts receivable and due from factor, net        76,862   50,829
  Inventories                                         40,704   13,151
  Deferred income taxes, current portion               2,666    2,666
  Tooling deposit                                     15,294        -
  Other current assets                                 1,131    6,437
                                                ------------- --------
   Total current assets                              144,923   80,458

Property, plant and equipment, net                    16,173   16,703
Deferred income taxes, non-current portion                 -        -
Intangible assets, net                                25,974   20,737
Goodwill                                               6,990    6,990
Other assets                                           1,134    1,461
Investments                                            1,020    1,307
                                                ------------- --------
                                               $     196,214 $127,656
                                                ============= ========

LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------

Current Liabilities:
  Amounts payable under credit facility        $      32,800 $ 30,800
  Notes payable                                          650      650
    Current portion of redeemable, convertible
     preferred stock                                   6,165    3,432
    Accounts payable                                  60,137    3,924
    Accrued rebates payable                            1,186    4,043
    Deferred warranty revenue                          8,992    4,551
    Income taxes payable                                  96       96
  Accrued liabilities                                  6,803    5,540
                                                ------------- --------
   Total current liabilities                         116,829   53,036
                                                ------------- --------

Long-term debt, net of discount                        3,974    3,758
Redeemable convertible preferred stock, net of
 discount                                              2,055    3,432
Deferred income taxes                                  2,628    2,628

Commitments and Contingencies

Stockholders' Equity:
  Common stock                                            50       49
  Additional paid-in capital                          86,606   84,489
  Accumulated deficit                                (15,928) (19,736)
                                                ------------- --------
   Total stockholders' equity                         70,728   64,802
                                                ------------- --------
                                               $     196,214 $127,656
                                                ============= ========


    (a) Use of Non-GAAP Financial Measures

    In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Syntax-Brillian provides additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. The company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. The company uses these non-GAAP financial measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods. This measure is also used by the company in its financial and operating decision-making.

    Syntax-Brillian defines "Adjusted EBITDA" as net income before interest, taxes, depreciation, amortization, and equity-related compensation. Syntax-Brillian considers Adjusted EBITDA to be an important indicator of the company's operational strength and performance of its business and a good measure of its historical operating trends.

    Adjusted EBITDA should be considered in addition to, not as a substitute for, the company's operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

    Reconciliation of Non-GAAP Financial Measures

    In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure.



                   SYNTAX-BRILLIAN CORPORATION
   RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
                           (unaudited)
                          (in thousands)

                                                  Three Months
                                               Ended September 30,
                                               -------------------
                                                2006       2005
                                               --------  ---------


Net income (loss)                             $  3,808  $    (658)

Income tax expense (benefit)                         -        (79)
Interest, net                                    3,230        292
Depreciation and amortization                    1,017         89
Equity-related compensation                        481      2,228
                                               --------  ---------
     Adjusted EBITDA                          $  8,536  $   1,872
                                               ========  =========

    CONTACT: Syntax-Brillian Corporation
             Wayne Pratt
             Executive Vice President, Chief Financial Officer
             602-389-8797
             wayne.pratt@syntaxbrillian.com